Exhibit 1

LUBY’S SAVINGS AND INVESTMENT PLAN

Financial Statements

and Supplemental Schedule

December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm

To the Plan Administrative Committee

Luby’s Savings and Investment Plan

Houston, Texas

We have audited the accompanying statement of net assets available for benefits of the Luby’s Savings and Investment Plan (the “Plan”) as of December 31, 2008, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2008, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Calvetti, Ferguson & Wagner, P.C.

Houston, Texas

June 2, 2009

Report of Independent Registered Public Accounting Firm

To the Plan Administrative Committee

Luby’s Savings and Investment Plan

Houston, Texas

We have audited the accompanying statement of net assets available for benefits of Luby’s Savings and Investment Plan (the “Plan”) as of December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statement based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Padgett, Stratemann & Co., L.L.P.

Certified Public Accountants

June 27, 2008

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2008 AND 2007

	December 31,
	2008	2007
Assets:
Investments, at fair value:
Mutual funds	$8,251,271	$11,293,303
Collective investment trust	2,683,322	2,562,302
Employer securities	445,003	1,165,048
Participant loans	846,839	999,063

Total Assets	12,226,435	16,019,716

Liabilities - Excess contributions payable	(113,464)	(75,783)

Net assets reflecting all investments at fair value	12,112,971	15,943,933

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	133,527	18,047

Net assets available for benefits	$12,246,498	$15,961,980

The accompanying notes are an integral part of these financial statements.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2008

2008
Additions:
Employer contributions	$359,347
Participant contributions	2,018,800
Rollovers	71,300

Total contributions	2,449,447
Interest on participant loans	60,885

Total additions	2,510,332

Deductions:
Benefits paid to participants	1,481,692
Excess contributions	106,261
Administrative expenses	7,151

Total deductions	1,595,104

Net depreciation in fair value of investments	(4,630,710)

Net decrease	(3,715,482)

Net assets available for benefits:
Beginning of year	15,961,980

End of year	$12,246,498

The accompanying notes are an integral part of these financial statements

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – PLAN DESCRIPTION

The Luby’s Savings and Investment Plan (the “Plan”) provides retirement savings benefits to eligible employees of Luby’s, Inc. (“Company” or “Employer”). The following description of the Plan provides only general information. Participants should refer to the Plan agreement or Summary Plan Description for a more complete description of the Plan’s provisions.

General – The Plan is a defined contribution 401(k) plan that provides retirement savings benefits to eligible employees Luby’s, Inc. and Luby’s Restaurants Limited Partnership through pre-tax voluntary contributions by employees and discretionary contributions by the Company. Eligible employees are employees who have attained the age of 21. The Plan, which commenced effective March 1, 1997, is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (“IRC”).

Contributions – Each year, participants may elect to contribute an amount not less than 1% and not more than 15% of eligible compensation as defined by the Plan. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. During 2007 and through September 30, 2008, the Company contributed 25% of the first 4% of compensation a participant contributes to the Plan. As of October 1, 2008, the Company contributes 25% of the first 6% of compensation and participants are automatically enrolled to defer 3% of eligible compensation, unless the participant makes a contrary election.

ERISA and the IRC provide that plans may not discriminate in favor of highly compensated individuals. To comply with these laws, certain highly compensated individuals may receive refunds in the year that contributions were made in excess of the IRC Section 401(k) limit and all earnings attributable to such contributions. During 2008 and 2007, corrective distributions in the amounts of $68,581 and $26,224, respectively, were paid to participants.

Rollovers – Rollover contributions represent funds transferred to the Plan from other qualified plans by participants.

Participants’ Accounts – Each participant account is credited with the participant’s and the Company’s contributions and an allocation of net plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. Participants direct the investment of their account balances into various investment options offered by the Plan.

Vesting – Participants are 100% vested in their contributions and any earnings thereon. Vesting in the Company’s contributions portion of their accounts is based on years of continuous service as follows:

Number of Years of Completed Service	Percentage of Vested Interest
1	0%
2	25%
3	50%
4	75%
5	100%

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

Forfeitures – Participants who terminate employment with the Company prior to full vesting forfeit the non-vested portion of the Company’s contribution. These forfeitures are used to reduce Employer contributions and pay the Plan’s expenses. At December 31, 2008 and 2007, forfeited accounts totaled $22,925 and $5,223, respectively.

Withdrawals – The Plan provides benefits for eligible participants upon retirement, death, termination, or permanent disability, according to the form of payment elected by the participant within the limitations defined in the Plan. In addition, the Plan provides in-service distribution benefits for eligible participants. On termination of service, any balance under $1,000 is automatically paid out as soon as administratively possible.

Participant Loans – Participants may borrow up to a maximum equal to the lesser of $50,000 less the highest outstanding balance of all loans in the previous 12 months or 50% of the present value of the participant’s vested account balance. The minimum loan amount is $1,000. Loan terms range from one to five years for general purpose loans or up to 15 years for the purchase of a primary residence. Interest on loans is fixed for the term of the loans but initially based on prime rate plus 1%. Generally, loan repayment is executed through payroll deduction.

Plan Custodian and Trustee – Capital Bank & Trust (“Trustee”) serve as trustee for the Plan. Among other duties, the trustee receives contributions, holds and invests the fund assets in accordance with the directions of participants, and makes disbursements as directed by the Plan Administrator.

Continuation of the Plan – The Company intends to continue the Plan indefinitely, but reserves the right to terminate the Plan, in whole or in part, in accordance with the provisions of the Plan. Should the Plan terminate, the account of each participant shall be fully (100%) vested as of the effective date of termination of the Plan. The vested accounts may be distributed to participants after the effective date of the Plan termination.

Administrative Expenses – The Company may pay, at its discretion, all reasonable costs, charges and expenses incurred in the administration of the Plan. Any administrative expenses not paid by the Company are paid directly by the Plan and the Participants.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting – The Plan’s financial statements are prepared on the accrual basis of accounting and include all adjustments necessary to present fairly the financial statements of the Plan in conformity with the accounting principles generally accepted in the United States of America.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of Plan additions and deductions during the reporting period. Actual results could differ from those estimates.

Investments Valuation and Income Recognition – In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS 157) which defines fair value, establishes a framework for measuring fair value under current accounting pronouncements that require or permit fair value measurement and enhances disclosures about fair value measurements. Effective January 1, 2008, the Plan adopted SFAS 157. SFAS 157 defines fair

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction. Adoption of SFAS 157 did not have a material impact on the Plan’s financial statements.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;

Level 2 – Inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value can be determined through the use of models or other valuation methodologies; and

Level 3 – Inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity for the asset or liability and the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.

Mutual Funds – These investments are public investment vehicles valued using the Net Asset Value (NAV) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in an active market and classified within level 1 of the valuation hierarchy.

Employer Securities – Employer securities are common stock issued by the employer that is readily tradable in an established securities market and are classified within level 1 of the valuation hierarchy. The Luby’s, Inc. Employer Stock investment option has been frozen and is no longer available.

Collective Investment Trust – The INVESCO Stable Value Fund is a public investment vehicle valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is classified within level 2 of the valuation hierarchy because the NAV’s unit price is quoted on a private market that is not active; however, the unit price is based on underlying investments which are traded on an active market.

Participant Loans – Loans to plan participants are valued at cost plus accrued interest, which approximates fair value and are classified within level 3 of the valuation hierarchy.

Purchases and sales of securities are recorded on a trade-date basis.

Payment of Benefits – Benefit payments to participants are recorded when paid.

Risks and Uncertainties – The Plan invests in various investment securities. Such investments are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefit.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

Fair Value of Financial Instruments – As described in Financial Accounting Standards Board Staff Position FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company and Defined Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the FSP, the statements of net assets available for benefits present the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

NOTE 3 – STABLE VALUE FUND

In 2004, the Plan entered into a benefit-responsive stable value fund with AMVESCAP National Trust Company (“AMVESCAP”), the INVESCO Stable Value Fund. AMVESCAP maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The stable value fund issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

As described in note 2, because the stable value fund is fully benefit-responsive, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the stable value fund. Contract value, as reported to the Plan by AMVESCAP, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

In certain circumstances, the amount withdrawn from the wrapper contract would be payable at fair value rather than at contract value. These circumstances include termination of the Plan, a material adverse change to provisions of the Plan, the employer’s election to withdraw from a wrapper contract in order to switch to a different investment provider and in the event of a spin-off or sale of a division, the terms of a successor plan do not meet the wrapper contract issuer’s underwriting criteria for issuance of a clone wrapper contract. The Plan administrator does not believe the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable. Given such events are beyond the control of the Plan administrator, however, there can be no guarantee this will be the case.

The average yield and crediting interest rates were approximately 3.80% for 2008 and 4.40% for 2007.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 – INVESTMENTS

The following presents the fair value of participant-directed investments that represent 5% or more of the Plan’s net assets at December 31, 2008 and 2007:

	2008		2007
American Funds American Balanced Fund	$3,215,639		$3,842,017
American Funds Europacific Growth Fund	1,013,850		1,657,137
Columbia Acorn Fund – A	1,224,407		2,048,986
Columbia Large Cap Index Fund – A	1,292,673		—
INVESCO Stable Value Fund**	2,683,322		2,562,302
AIM S&P 500 Index Investors Fund	—		1,917,461
Luby’s Inc Employer Stock	445,003	*	1,165,048
Participant Loans	846,839		999,063

*	Investment does not exceed 5% of Plan net assets

NOTE 5 – FAIR VALUE MEASUREMENT

Investments measured at fair value on a recurring basis consisted of the following types of instruments as of December 31, 2008 (Level 1, 2 and 3 inputs are defined in Note 2 above):

	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$8,251,271	$—	$—	$8,251,271
Collective investment trusts	—	2,683,322	—	2,683,322
Employer securities	445,003	—	—	445,003
Participant loans	—	—	846,839	846,839

Total investments measured at fair value	$8,696,274	2,683,322	$846,839	$12,226,435

The table below sets forth a summary of changes in the fair value of the Plan’s level 3 investments for the year ended December 31, 2008:

Balance at January 1, 2008	$999,063
Issuances, repayments and settlements, net	(152,224)

Balance at December 31, 2008	$846,839

NOTE 6 – INCOME TAX STATUS

The Plan was designed in accordance with a prototype plan developed by the Plan trust. The Internal Revenue Service determined by a letter dated May 28, 2002, that the prototype plan and its related trust are designed in accordance with the applicable sections of the IRC. Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s counsel believe the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 – EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain plan investments are mutual funds managed by American Funds as custodian and trustee. Therefore, investment transactions with American Funds qualify as party-in-interest transactions as defined by ERISA. Any transaction involving these investments are on the open market at fair market value as outlined in Note 2. Consequently, such transactions are permitted under the provisions of the Plan and are exempt party-in-interest transactions under ERISA. Fees paid by the Plan to the trustee amounted to $7,151 and $20,799 for 2008 and 2007, respectively.

The Plan has participant loans as investments at December 31, 2008. As a result, these investments and all transactions relating to these investments qualify as exempt party-in-interest transactions under ERISA.

NOTE 8 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

	December 31,
	2008	2007
Net assets available for benefits per the financial statements	$12,246,498	$15,961,980
Excess contributions payable	113,464	75,783

Net assets available for benefits per Form 5500	$12,359,962	$16,037,763

The following is a reconciliation of the net increase in net assets available for benefits per the financial statements for the year ended December 31, 2008 to Form 5500:

Net decrease in net assets available for benefits per the financial statements	$(3,715,482)
Add - Excess contributions payable at December 31, 2008	113,464
Less - Excess contributions payable at December 31, 2007	(75,783)

Net decrease in net assets available for benefits per Form 5500	$(3,677,801)

* * * * *

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

FORM 5500, SCHEDULE H, LINE 4I - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2008

EIN: 74-1335253
Plan # 003

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Cost		(e) Current Value
*	American Funds	American Balanced Fund	(i	)	$3,215,639
*	American Funds	EuroPacific Growth Fund	(i	)	1,013,850
*	American Funds	Growth Fund of America	(i	)	567,699
*	American Funds	SMALLCAP World Fund	(i	)	243,488
*	American Funds	Washington Mutual Fund	(i	)	292,411
*	American Funds	Bond Fund of America	(i	)	346,985
	Columbia	Acorn Fund – A	(i	)	1,224,407
	Columbia	Large Cap Index Fund – A	(i	)	1,292,673
	INVESCO	Stable Value Fund**	(i	)	2,816,849
*	Luby’s Inc. Employer Stock	Common Stock	(i	)	445,003
*	American Funds	2010 Target Date Fund	(i	)	10,167
*	American Funds	2015 Target Date Fund	(i	)	3,459
*	American Funds	2020 Target Date Fund	(i	)	4,257
*	American Funds	2025 Target Date Fund	(i	)	2,325
*	American Funds	2030 Target Date Fund	(i	)	13,238
*	American Funds	2035 Target Date Fund	(i	)	3,586
*	American Funds	2040 Target Date Fund	(i	)	7,199
*	American Funds	2045 Target Date Fund	(i	)	7,093
*	American Funds	2050 Target Date Fund	(i	)	2,795
	Participant loans	Rates ranging from 5.0% - 10.5%, varying maturity dates	(i	)	846,839

		Total investments			$12,359,962

(i)	Historical cost of participant directed investments is not a required disclosure.
*	Party-in-interest
**	Reported at contract value for purposes of this schedule. Fair value at December 31, 2008 was $2,683,322.